                                                                     EXHIBIT 12


                       PHH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)






                                                                                   YEAR ENDED
                                                         --------------------------------------------------------------
                                                                          DECEMBER 31,
                                                         -----------------------------------------------    JANUARY 31,
                                                            1999       1998(2)       1997        1996          1996
                                                         ----------   ---------   ---------   ----------   ------------
Earnings before fixed charges:
Income (loss) before income taxes ....................    $   294      $   309      $(56)      $    92       $    76
Plus: Fixed charges ..................................        153          174       116           107            93
                                                          -------      -------      ----       -------       -------
Earnings available to cover fixed charges ............    $   447      $   483      $ 60       $   199       $   169
                                                          =======      =======      ====       =======       =======
Fixed charges (1):
Interest, including amortization of deferred financing
 costs ...............................................    $   143      $   166      $110       $    99       $    86
Interest portion of rental payment ...................         10            8         6             8             7
                                                          -------      -------      ----       -------       -------
Total fixed charges ..................................    $   153      $   174      $116       $   107       $    93
                                                          =======      =======      ====       =======       =======
Ratio of earnings to fixed charges ...................       2.92x        2.78x      (*)          1.86x         1.82x
                                                          =======      =======      ====       =======       =======

----------
(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance the Company's mortgage services and relocation services activities.

(2) For the year ended December 31, 1998, income from continuing operations before income taxes includes non-recurring merger-related costs and other unusual credits of $19 million. Excluding such credits, the ratio of earnings to fixed charges is 2.67x.

(*) Earnings are inadequate to cover fixed charges (deficiency of $56 million) for the year ended December 31, 1997. Loss from continuing operations before income taxes includes non-recurring merger-related costs and other unusual charges of $190 million. Excluding such charges, the ratio of earnings to fixed charges is 2.16x.